Exhibit 24

LIMITED POWER OF ATTORNEY

BE IT KNOWN, that Maria F. Blase has made and appointed, and by these presents does hereby make and appoint, Cory J. Nelson and/or Stacy L. Bogart, in their capacity as the legal counsel for Winnebago Industries, Inc., for the following specific and limited purposes only:

To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me in connection with any transactions I may complete involving the stock of Winnebago Industries, Inc.

giving and granting said attorney(s) full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney(s) shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 13 day of September, 2018.

Maria F. Blase

STATE OF NC	)
)ss:
county OF Mecklenburg	)

The foregoing instrument was acknowledged by me this 13 day of September, 2018, by Maria F. Blase who is personally known by me and who did not take an oath.

Notary Public in and for said State
My Commission Expires: 09-04-2019